Exhibit 10.10

PROGRESS SOFTWARE CORPORATION
CORPORATE EXECUTIVE BONUS PLAN

1. Purpose

This Corporate Executive Bonus Plan (the "Bonus Plan") is intended to provide an incentive for superior work and to motivate eligible executives of Progress Software Corporation (the "Company") and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Bonus Plan is for the benefit of Covered Executives (as defined below).

2. Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") may select certain key executives (the "Covered Executives") to be eligible to receive bonuses hereunder.

3. Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Bonus Plan.

4. Bonus Determinations

(a) A Covered Executive may receive a bonus payment under the Bonus Plan based upon the attainment of performance targets which are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the "Performance Goals"), including the following: revenues, operating income, operating loss containment, or other measurable performance metrics.

(b) Except as otherwise set forth in this Section 4(b): (i) any bonuses paid to Covered Executives under the Bonus Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals, (ii) bonus formulas for Covered
Executives shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive at the beginning of each bonus period and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Bonus Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.

(c) Each Covered Executive shall have a targeted bonus opportunity for each performance period in an amount determined by the Compensation Committee.

(d) The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive's employment by the Company on the day the bonus payments are made; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive's termination of employment, retirement, death or disability.

5. Timing of Payment

The Performance Goals will be measured at the end of each fiscal year after the Company's financial reports have been published. If the Performance Goals are met, bonus payments will be made with the Company's January 20th payroll, but in no event later than February 15th, of the following year.

6. Amendment and Termination

The Company reserves the right to amend or terminate the Bonus Plan at any time in its sole discretion.